Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-190523) of ATN International, Inc. of our report dated July 29, 2015 relating to the financial statements of KeyTech Limited, which appears in this Current Report on Form 8-K/A of ATN International, Inc.

/s/ PricewaterhouseCoopers Ltd.

Hamilton, Bermuda
July 19, 2016